Exhibit 10.4

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

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LICENSE AGREEMENT

This License Agreement (this “Agreement”), entered into as of January 3rd, 2018 (the “Effective Date”), is made by and between Array BioPharma Inc., a Delaware corporation, having offices at 3200 Walnut Street, Boulder, Colorado 80301, and ASLAN Pharmaceuticals Pte. Ltd., a Singapore corporation, with offices at 83 Clemenceau Avenue #12-03 UE Square, Singapore 239920.

BACKGROUND

A. ASLAN and Array were parties to a Collaboration and License Agreement entered into between the parties on July 12, 2011, as amended by a Letter Agreement dated November 28, 2016 (the “Original Agreement”) under which the parties have been collaborating with respect to the development of Varlitinib (as defined below).

B. Array owns the Array Technology (as defined below) and ASLAN desires to obtain an exclusive license under Array’s rights in the Array Technology on the terms and conditions set forth below.

C. ASLAN and Array desire that the Original Agreement will be terminated and superseded by this Agreement as of the Effective Date.

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE 1

DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1 “Affiliate” means any corporation or other entity which is directly or indirectly controlling, controlled by or under common control of a Party hereto for so long as such control exists. For purposes of this definition, “control” means direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity having the power to vote on or direct affairs of the entity, or if not meeting the preceding, the maximum voting right that may be held by the particular Party under the laws of the country where such entity exists. However, in relation to ASLAN, “Affiliate” shall be deemed not to include any entities controlled by ASLAN which are incorporated in the Peoples’ Republic of China.

1.2 “Array” means Array BioPharma Inc.

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1.3 “Array Indemnitees” has the meaning set forth in Section 10.1.

1.4 “Array Know-How” means any Know-How Controlled by Array and/or its Affiliates as of the Effective Date or thereafter during the term of this Agreement relating to Product that is reasonably necessary for the research, development, manufacture, use or commercialization of Product in the Field. For the avoidance of doubt, “Array Know-How” shall include Array’s ownership interest in any Joint Know-How and “Array Know-How” shall not include Regulatory Filings.

1.5 “Array Patents” means any Patent Rights Controlled by Array and/or its Affiliates as of the Effective Date or thereafter during the term of this Agreement having claims covering Varlitinib and/or Product, their use, composition, formulation, preparation, manufacture or Commercialization in the Field. For the avoidance of doubt, “Array Patents” shall include Array’s ownership interest in any Joint Patents.

1.6 “Array Technology” means the Array Know-How and Array Patents.

1.7 “ASLAN” shall mean ASLAN Pharmaceuticals Pte. Ltd. and any of its Affiliates.

1.8 “ASLAN Indemnitees” has the meaning set forth in Section 10.2.

1.9 “ASLAN Patents” means any Patent Rights owned or in-licensed by ASLAN as of the Effective Date (other than the Array Patents) or thereafter during the term of this Agreement having claims covering Varlitinib and/or the Product, their use, composition, formulation, preparation, manufacture or Commercialization in the Field. For the avoidance of doubt, “ASLAN Patents” shall include ASLAN’s ownership interest in any Joint Patents.

1.10 “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Singapore or Boulder, CO, USA are authorized or required by law to remain closed.

1.11 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.12 “Calendar Year” means a period of twelve (12) consecutive calendar months ending on December 31. For purposes hereof, the period from the Effective Date through December 31, 2018 shall be deemed the first (1st) Calendar Year.

1.13 “Change of Control” means: (i) the acquisition, directly or indirectly, by any person, entity or “group” (within meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), by means of a transaction or series of related transactions, of (a) beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of a Party (or the surviving entity, as applicable, whether by merger, consolidation, reorganization, tender offer or other similar means), or (b) all, or substantially all, of the assets of a Party and its Affiliates; or (ii) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are

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stockholders of the Party immediately prior to such consolidation, merger or reorganization (or prior to any series of related transactions leading up to such event) own fifty percent (50%) or less of the surviving entity’s voting power immediately after such consolidation, merger or reorganization.

1.14 “Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever.

1.15 “CoC Proceeds” means:

(a) With respect to a Change of Control of ASLAN described in clauses (i)(a) and (ii) of the definition of “Change of Control”, the sum of any cash and the fair market value of any securities or other assets or property available for distribution to the holders of ASLAN’s equity securities (including any securities that are convertible, exercisable or exchangeable for equity securities) in connection with such Change of Control, including amounts distributed after the closing of such Change of Control pursuant to any escrow, earn-out by ASLAN (but excluding bona fide performance or loyalty earn-outs to individual officers or employees of ASLAN arising from time-to-time) or other similar arrangement (the “Post-Closing Payments”);

(b) With respect to a Change of Control of ASLAN described in clause (i)(b) of the definition of “Change of Control”, the sum of any cash and the fair market value of any securities or other assets or property received by ASLAN in connection with a Change of Control, including Post-Closing Payments; and

(c) The “fair market value” of any securities or other assets or property available for distribution to the holders of ASLAN’s equity securities or received by ASLAN, as applicable, in connection with a Change of Control will be determined on the same basis on which such securities or other assets or property were valued in such Change of Control.

1.16 “Commercially Reasonable Efforts” means with respect to the efforts to be expended by ASLAN under this Agreement, active and diligent efforts and resources to develop and commercialize Products, and to obtain the optimum commercial return for such Products throughout the world consistent with the exercise of prudent scientific and business judgment, as are typically applied by ASLAN (and in any event not less than are typically applied by biotechnology and/or pharmaceutical companies that are similar in size and financial resources as ASLAN) when actively and diligently pursuing development or commercialization of its other similarly important innovative pharmaceutical products of comparable commercial potential, taking into account all relevant factors including, as applicable, stage of development, efficacy and safety relative to competitive products in the marketplace, actual or anticipated governmental approved labeling, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), cost and likelihood of obtaining Marketing Approval in major markets, and actual or projected profitability, but not taking into account (a) any other pharmaceutical product such Party is then researching, developing or commercializing, alone or with one or more collaborators, or (b) any payments required to be made to the other Party hereunder. ASLAN shall perform its obligations under this Agreement with respect to

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development and commercialization of Products solely in the best interests of maximizing the success of such Products, and not in the present or future interest of other products of ASLAN or its Affiliates other than Products.

1.17 “Competing Product” means any product, whether or not containing Varlitinib, that includes, as an active pharmaceutical ingredient, a small molecule agent that […***…]. It is understood and agreed that the compound known as Varlitinib, and any salt, hydrate, solvate, clathrate, polymorph or isomer thereof, is not and shall not be deemed a Competing Product.

1.18 “Confidential Information” has the meaning set forth in Section 9.1.

1.19 “Control” or “Controlled” means, with respect to any Know How, Patent Rights, other intellectual property rights, or any proprietary or trade secret information (“IP Rights”), the legal authority or right (whether by ownership, license or otherwise) of a Party and/or its Affiliates to grant the licenses or sublicenses, of the scope set forth herein, of or under such Know How, Patent Rights, or intellectual property rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without (a) breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party or (b) giving rise to any payment obligation to any Third Party; provided, however, that if such IP Rights would otherwise be deemed to be Controlled under this definition but for the use or practice of such IP Rights being subject to a payment obligation to a Third Party, such IP Rights shall never-the-less be deemed to be Controlled by the Party granting the applicable right, license or sublicense if the other Party agrees in writing to reimburse all amounts owed to such Third Party as a result of the other Party’s exercise of such right, license or sublicense. Notwithstanding anything to the contrary in this Agreement, in the event that a Third Party merges or consolidates with or acquires Array, or Array transfers to a Third Party all or substantially all of its assets to which this Agreement relates (such Third Party and its Affiliates immediately prior to such merger, consolidation or transfer (the “Subject Transaction”), collectively, the “Acquiring Entities”), the following shall not be deemed to be Controlled by Array or its Affiliates for purposes of this Agreement: (i) any subject matter owned or controlled by any Acquiring Entity immediately prior to the effective date of such Subject Transaction, and (ii) any subject matter developed or acquired by or on behalf of any Acquiring Entity after a Subject Transaction independently, without accessing or practicing any Confidential Information of ASLAN or any subject matter within the Array Technology.

1.20 “Data” means any and all research data, results, pharmacology data, medicinal chemistry data, preclinical data, clinical data (including investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, safety and other electronic databases), in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms, but excluding patient-specific data to the extent required by applicable laws, rules or regulations) and the like, in each case directed to, resulting from or used in the development, manufacture or commercialization of Product hereunder or under the Original Agreement.

***Confidential Treatment Requested

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1.21 “Development Data” means (i) all Data from clinical trials of the Product; and (ii) all research Data, preclinical Data, manufacturing Data and other information, together with all reports, analyses and summaries on or of such Data, in each case that are generated by or under authority of a Party either under the Development Program (as defined in the Original Agreement) or by Array with respect to Varlitinib or a Product prior to the effective date of the Original Agreement. For such purposes, “Development Data” shall include (1) raw Data, study protocols, study results, analytical methodologies, manufacturing processes, materials lists, batch records, vendor information, validation documentation, and the like, and (2) expert opinions, analyses, reports and the like, relating to the Data, including in each case electronic information and databases embodying such Data.

1.22 “EMA” means the European Medicines Agency or any successor entity thereto.

1.23 “FDA” means the U.S. Food and Drug Administration or any successor entity thereto.

1.24 “Field” means all human and animal therapeutic, diagnostic and prophylactic uses.

1.25 “First Commercial Sale” means, with respect to a country, the first commercial sale of a Product in the Field in such country by ASLAN, its Affiliates or Sublicensees. Sales for clinical study purposes, “Early Access Programs” or similar uses shall not constitute a First Commercial Sale. In addition, sales of a Product by and between ASLAN and its Affiliates and Sublicensees shall not constitute a First Commercial Sale.

1.26 “Generic Product” means with respect to the Product in a given country, a pharmaceutical product (a) containing Varlitinib with the same route of administration as the Product, (b) that has obtained Marketing Approval from the applicable regulatory authority in such country solely by means of a procedure for establishing equivalence to the Product; and (c) that is legally marketed in such country by or under authority of an entity other than ASLAN, its Affiliates or their respective Sublicensees (including affiliates and sublicensees of Sublicensees).

1.27 “Good Clinical Practice” means the current standards for clinical trials for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the MHLW, EMA and other organizations and governmental agencies in Major EU Countries to the extent such standards are not less stringent than United States Good Clinical Practice.

1.28 “Good Laboratory Practice” means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (“OECD”), as amended from time to time, and such standards of good laboratory practice as are required by the MHLW, EMA and other organizations and governmental agencies

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in Major EU Countries, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.29 “Good Manufacturing Practice” means the part of quality assurance which ensures that products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. § 210 and 211, European Directive 2003/94/EC, Eudralex 4, Annex 16, and applicable United States, European Union, and ICH Guidance and/or regulatory requirements for a product.

1.30 “IFRS” means generally accepted International Financial Reporting Standards, being the standards issued from time to time by the IFRS Foundation and the International Accounting Standards Board.

1.31 “Indemnification Claim Notice” has the meaning set forth in Section 10.3.2.

1.32 “Indemnified Party” has the meaning set forth in Section 10.3.2.

1.33 “Indemnifying Party” has the meaning set forth in Section 10.3.2.

1.34 “Insolvency Event” means, in relation to either Party, any one of the following: (a) that Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days); (b) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party (collectively, the “Receiver”) and that Party has not caused the underlying action or the Receiver to be dismissed within sixty (60) days after the Receiver’s appointment; (c) the Board of Directors have passed a resolution to wind up that Party (other than a resolution for the solvent reconstruction or reorganization of that Party) or to make an application for an administration order or to appoint an administrator; or (d) that Party makes a general assignment, composition or arrangement with or for the benefit of all or the majority of that Party’s creditors.

1.35 “Joint Know-How” means any Know-How generated under the Original Agreement and/or this Agreement which is jointly owned, or jointly Controlled, by Array and ASLAN and/or their respective Affiliates at any time during the term of this Agreement.

1.36 “Joint Patents” means any Patent Rights conceived, developed or reduced to practice under the Original Agreement and/or this Agreement which are jointly owned, or jointly Controlled, by Array and ASLAN and/or their respective Affiliates at any time during the term of this Agreement.

1.37 “Know-How” means all technical information, know-how and Data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and

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analytical, safety, quality control, manufacturing, preclinical and clinical Data, instructions, processes, formulae, expertise and information, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.

1.38 “Major EU Country” means France, Germany, Italy, and Spain.

1.39 “Marketing Approval” means, with respect to each country, approval by the FDA or the applicable health regulatory authority in or for such country that is the counterpart of the FDA of the applicable MAA for Product filed in or for such country.

1.40 “Marketing Approval Application” or “MAA” means a New Drug Application, or similar application for Marketing Approval, required under the United States Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or a comparable filing for Marketing Approval in or for a given country, in each case with respect to Product.

1.41 “MHLW” shall mean the Ministry of Health, Labour, and Welfare in Japan, or any successor entity thereto performing similar functions, and any of its umbrella entities, including without limitation the PMDA (The Pharmaceuticals and Medical Devices Agency).

1.42 “MHRA” shall mean the Medicines and Healthcare products Regulatory Agency in the United Kingdom, or any successor entity thereto performing similar functions.

1.43 “Multi-use Patents” means the Array Patents other than the Varlitinib Patents, including, without limitation, the patents and patent applications listed in Exhibit B-2 hereto.

1.44 “Net Proceeds” means all cash payments and other consideration received by ASLAN or one of its Affiliates for a grant of a Sublicense to a Sublicensee, including without limitation, upfront payments, milestone payments, Premium on Equity, but excluding running royalties, less any applicable withholding taxes, unless and until ASLAN or its Affiliates recoup such taxes through a credit against taxes due. Net Proceeds shall not include any amounts received by ASLAN or its Affiliates (A) for the funding of research and development activities relating to a Product at reasonable and customary rates (including, for the avoidance of doubt, periodic reimbursements, in arrears, for research and development activities undertaken after execution of the applicable Sublicense), (B) for the supply of Product at a reasonable and customary transfer price, (C) in the form of loans at reasonable and customary rates of interest, (D) as payment for equity, other than Premium on Equity, and (E) reimbursement of patent prosecution and maintenance expenses. For the avoidance of doubt, the performance of development or commercialization activities, or associated manufacturing, by a Sublicensee or its Third Party contractors shall not, by itself, constitute “other consideration” to be included within the definition of Net Proceeds. Any dispute between the Parties with respect to the determination of the value of any “other consideration” to be included within the definition of Net Proceeds shall be determined pursuant to Section 12.2.2.

(a) “Premium on Equity” means the amount by which cash amounts received by ASLAN for a particular equity security exceed the Fair Market Value of such security.

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(b) “Fair Market Value” of an equity security means (i) if the equity security is traded on a National Exchange, then Fair Market Value shall equal the average closing sale price of a share of such equity security as reported on the National Exchange for the five (5) trading days immediately preceding, and the five (5) trading days including and following, the date payment is received for such security from the Sublicensee; (ii) if the equity security is not traded on a National Exchange, then Fair Market Value shall be determined on the basis of the common stock equivalents of such equity security, and shall equal the effective gross price per share of a common stock equivalent of ASLAN (subject to appropriate adjustments for stock splits, stock dividends, recapitalizations, reorganizations and combinations) in the last sale of equity securities by ASLAN to Third Parties other than the Sublicensee (but including sales to such other Third Parties made at the same time as the sale to the Sublicensee) within the preceding six (6) months. If no shares have been issued as provided in subsection (ii), the board of directors of ASLAN shall determine the Fair Market Value in good faith, provided that Array shall have the right to request a determination by an independent expert selected by mutual agreement of the Parties.

(c) “National Exchange” means the New York Stock Exchange, the American Stock Exchange, any national market system (including without limitation the Nasdaq National Market), or the European or Japanese equivalent of such an exchange or market system.

(d) In the event that ASLAN grants a Sublicense to a Sublicensee and obtains equity or other ownership interest in the Sublicensee in consideration of such grant, then (i) to the extent that such equity is in the form of securities that are then immediately publicly tradable without restriction (“Marketable Securities”), ASLAN shall promptly distribute the applicable share thereof to Array calculated in accordance with Section 5.3; and (ii) to the extent such equity is not in the form of Marketable Securities, any cash payment received by ASLAN for or in respect of such equity and other ownership interests (including by way of dividend or distribution, or proceeds from sale of such equity or other ownership interest) shall be included within Net Proceeds hereunder.

1.45 “Net Sales” means the gross amounts received by ASLAN, its Affiliates and Sublicensees, and their affiliates and sublicensees (as applicable, “Selling Party”), for Products sold by such Selling Party under this Agreement, in arm’s length sales to Third Parties, less deductions allowed to the Third Party customer by the Selling Party, to the extent actually taken by the Third Party customer, on such sales for:

(a) trade, quantity, and cash discounts;

(b) credits, rebates and chargebacks (including those to managed-care entities and government agencies), and allowances or credits to customers on account of rejection or returns (including, but not limited to, wholesaler and retailer returns) or on account of retroactive price reductions affecting such Product;

(c) freight, postage and duties, and transportation charges specifically relating to Product, including handling and insurance thereto; and

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(d) sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the sale of the Product to Third Parties.

Sales among ASLAN and its Affiliates and Sublicensees and their affiliates and sublicensees shall be excluded from the computation of Net Sales, and no royalties will be payable on such sales except where such entities are end users; provided, however, that any subsequent resale to a Third Party shall be included within Net Sales. In addition, ASLAN may exclude from Net Sales a reasonable provision for uncollectible accounts, to the extent such reserve is determined in accordance with IFRS, consistently applied across all product lines of the particular Selling Party, until such amounts are actually collected. Net Sales shall not include, and no royalty shall be due on, Products used in clinical trials or other research and development activities, or Products given as samples. With respect to Products, if any, that are sold at a discount in “bundles” with other products or services (i.e., sold together in a single sales transaction with other products or services for which separate prices are charged in such transaction), if the amount invoiced for the applicable Products represents a discount greater than the average discount for all products and services in the applicable “bundle,” then Net Sales for such “bundled” Product shall be determined using a sales price based on the average discount for all products and services in the applicable “bundle,” less applicable deductions as set forth above. Any dispute between the Parties with respect to adjustments as described in the preceding sentence for Products sold in “bundles” shall be determined pursuant to Section 12.2.2.

1.46 “Party” or “Parties” means Array and ASLAN or Array or ASLAN, as indicated by the context.

1.47 “Patent Rights” means all patents and patent applications, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, and supplemental protection certificates and the like of any of the foregoing.

1.48 “Person” means any individual, partnership, limited liability company, corporation, firm, association, unincorporated organization, joint venture, trust or other entity.

1.49 “Product” means a pharmaceutical preparation for human use incorporating Varlitinib as an active ingredient.

1.50 “Regulatory Authority” means any governmental agency or authority responsible for granting clinical trial authorizations or Marketing Approvals for Product, including the FDA, EMA, MHRA, MHLW and any corresponding national or regional regulatory authorities, excluding ethics committees (national and/or local).

1.51 “Regulatory Filings” means, with respect to Product, any submission to a Regulatory Authority of any regulatory application together with any material related correspondence and documentation (including minutes of any meetings, telephone conferences or material discussions with any Regulatory Authority) and shall include, without limitation, any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings shall include

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any IND, MAA or the corresponding application in any other country or group of countries.

1.52 “Royalty Term” has the meaning set forth in Section 5.4.

1.53 “Senior Officers” means, for Array, the Chief Executive Officer of Array BioPharma Inc. or its designee, and for ASLAN, the Chief Executive Officer of ASLAN or its designee, provided that in each case the designee shall be an individual with sufficient seniority and authority to make decisions for the matter at issue.

1.54 “Sublicense” means the grant of a license, sublicense or other right by ASLAN and/or its Affiliates to a non-Affiliate Third Party to use and sell Product, provided that such Third Party (a) is responsible for some or all of the marketing and promotion of Product within the applicable territory or (b) pays to ASLAN or its Affiliates additional consideration attributable and allocable to the license for Product (such as upfront payments, royalties or commissions) beyond the price for the purchase of Product. For the avoidance of doubt, licenses or sublicenses to Third Party distributors that do not have responsibility for promotion of Product within the applicable territory and do not pay such additional consideration, or to Third Party contract manufacturers for the purpose of manufacturing Product for ASLAN or Sublicensees, are not “Sublicenses.”

1.55 “Sublicensee” means a non-Affiliate Third Party to whom ASLAN and /or its Affiliates have granted a Sublicense.

1.56 “Term” has the meaning as set forth in Section 11.1.

1.57 “Territory” means worldwide.

1.58 “Third Party” means any entity other than Array and its Affiliates and ASLAN and its Affiliates.

1.59 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.60 “Valid Claim” shall mean a claim of (a) an issued and unexpired patent, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a pending patent application that has not been finally abandoned or finally rejected or expired and which has been pending for no more than seven (7) years from the date of filing of such application as a utility, non-provisional application.

1.61 “Varlitinib” means that certain synthetic chemical entity described in Exhibit A hereto.

1.62 “Varlitinib Patents” means a subset of the Array Patents consisting of the patents and patent applications identified in Exhibit B-1.

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1.63 Interpretation. In this agreement unless otherwise specified:

(a) “includes” and “including” means respectively includes and including without limitation;

(b) a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

(c) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(d) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”;

(e) the Exhibits and other attachments form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits and attachments;

(f) the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement; and

(g) the Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement.

ARTICLE 2

TERMINATION OF ORIGINAL AGREEMENT

2.1 Termination of Original Agreement. The Parties acknowledge and agree that the Original Agreement is hereby terminated in its entirety as of the Effective Date.

2.2 ASLAN Responsibilities. Effective as of the Effective Date, ASLAN shall be exclusively responsible for all pre-clinical and clinical development, regulatory, manufacturing and commercialization activities for Product, as described in more detail in Article 4.

ARTICLE 3

LICENSE; EXCLUSIVITY OF EFFORTS

3.1 License. Subject to the terms and conditions of this Agreement, Array hereby grants to ASLAN an exclusive license under the Array Technology to develop, make, have made, use, offer for sale, sell, import and export Products in the Territory for use in the Field. ASLAN shall have the right to exercise such license through its Affiliates, provided that ASLAN shall be responsible for the failure by its Affiliates to comply with, and ASLAN guarantees the compliance by each of its Affiliates with, the terms of this Agreement including all relevant restrictions, limitations and obligations.

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3.2 Sublicenses. The license under Section 3.1 includes the right to grant and authorize sublicenses through multiple tiers within the scope thereof to Third Parties that ASLAN (or its Affiliate, as applicable), provided that:

3.2.1 ASLAN shall notify Array of the grant of each sublicense within ten (10) days, and with respect to each Sublicense granted, shall provide Array with a copy of the final executed Sublicense, which Sublicense may be redacted to protect confidential information of the Sublicensee or to redact information related to any product other than the Product (but shall be sufficient, after such redactions, for Array to determine the scope of the licenses and sublicenses granted to such Sublicensee with respect to the Product and for Array to determine all payments to be made to ASLAN with respect to the Product under such Sublicense);

3.2.2 ASLAN shall be responsible for the failure of any sublicensee to comply with, and ASLAN guarantees the compliance by each of its sublicensees with, the terms of this Agreement including all relevant restrictions, limitations and obligations;

3.2.3 ASLAN shall only grant Sublicenses to Third Parties it reasonably believes capable of and have resources for the development and/or commercialization, as applicable, of the Product within the territory contemplated by such sublicenses; and

3.2.4 prior to ASLAN’s payment of Installment 2 (as adjusted by any permitted discounts described in Section 5.1(a)(ii)), ASLAN shall not grant any sublicenses that would survive the termination of this Agreement, including without limitation any Sublicenses, without Array’s prior written consent, provided that if ASLAN negotiates such a sublicense the terms of which are conditioned on the Sublicensee providing sufficient upfront payment to ASLAN to enable ASLAN to pay Installment 2 to Array in full, and ASLAN undertakes in writing to Array to make such payment of Installment 2 upon receipt of the upfront payment under such Sublicense, Array shall not withhold its consent under this Section 3.2.4 to such Sublicense.

3.3 No Implied Licenses. Each Party acknowledges that the licenses granted under this Article 3 are limited to the scope expressly granted, and all other rights to Array’s Know-How and/or Patent Rights are expressly reserved to Array. Without limiting the foregoing, it is understood that Array retains all of its rights to the Array Technology for all purposes not expressly licensed.

3.4 Exclusivity of Efforts.

3.4.1 Generally. During the term of this Agreement, neither ASLAN, Array, nor any of their respective Affiliates will conduct, participate in, or fund, directly or indirectly, either alone or with a Third Party, the development, manufacture or commercialization of a Competing Product, or conduct a drug discovery or other research program the goal of which is to identify Competing Products.

3.4.2 Change of Control.

(a) In the event that during the term of this Agreement Array enters into a transaction or series of transactions with a Third Party that constitutes a Change of Control

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of Array, then the noncompete under Section 3.4.1 shall terminate with respect to Array, its Affiliates and successors.

(b) In the event that during the Term of this Agreement ASLAN enters into a transaction or series of transactions with a Third Party that constitutes a Change of Control of ASLAN (such a Third Party referred to as an “Acquiror”), and such Acquiror or any of its affiliates, as of the effective date of such transaction(s), is engaged in the development, marketing and/or sale of a Competing Product in any country in the Territory, then such Acquiror (or its affiliate, as applicable) shall divest its interest in the Competing Product within eighteen (18) months of the effective date of such transaction, provided that during such period (i) no Array Patents are used by, and no Confidential Information of Array is used by, or disclosed in any material manner to, the Acquiror or any of its Affiliates (other than ASLAN) (the “Acquiror Group”) for use with a Competing Product, (ii) the Acquiror Group segregates the personnel and activities of ASLAN and its other Affiliates with respect to Product from all programs of the Acquiror Group directed to the development and/or commercialization of Competing Products, and (iii) ASLAN shall (and will ensure that the Acquiror Group shall) not, during such period, change its practices with respect to the development and/or commercialization of Product in a way that could reasonably be expect to (A) have a material adverse effect on the viability and marketability of Product or (B) result in the destruction, material deterioration, or material impairment of Product.

ARTICLE 4

DILIGENCE

4.1 General. ASLAN and/or its Affiliates shall, including through Sublicensees, use Commercially Reasonable Efforts to (i) obtain Marketing Approvals for Product throughout the Territory, and (ii) commercialize Product throughout the Territory after receipt of such Marketing Approvals.

4.2 Information and Reports. ASLAN shall keep Array informed regarding the ongoing development and commercialization of Products through reasonably detailed reports to be provided to Array on a semi-annual basis. Such semi-annual reports shall include summaries of all material development activities (including regulatory activities) and results with respect to the Products in the Territory, including study results and conclusions generated therefrom with respect to all ongoing clinical trials, CMC reports and all patent applications filed. ASLAN shall promptly notify Array of all Regulatory Filings submitted or received by ASLAN, its Affiliates or Sublicensees with respect to the Product, and upon Array’s request, shall provide to Array one paper copy or electronic file of all such Regulatory Filings. Additionally, ASLAN will upon Array’s request, to the extent reasonably required to confirm ASLAN’s compliance with the obligations under Section 4.1(i) (“Purpose”), provide Array with reasonable additional information and data generated by or on behalf of ASLAN in such semi-annual period, it being understood that Array shall keep such information and data in strict confidence and may use such data solely for the Purpose.

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ARTICLE 5

FINANCIAL PROVISIONS

5.1 Upfront Payment.

(a) In consideration of the licenses and rights granted and/or assigned to ASLAN hereunder, ASLAN shall pay to Array a one-time, upfront payment of twenty four million USD (US $24,000,000), which amount will be payable in two installments as follows:

(i) an initial payment of twelve million USD (US $12,000,000), due and payable within twenty (20) days after the Effective Date (“Installment 1”); and

(ii) a second payment of twelve million USD (US $12,000,000), due and payable on the twelve (12) month anniversary of the Effective Date (“Installment 2”), provided that ASLAN shall be entitled to a discount on Installment 2 if it is paid in full earlier, as set out below:

•	During […***…] the Effective Date:	USD $[…***…] million;
•	During […***…] the Effective Date:	USD $[…***…] million;
•	During […***…] the Effective Date:	USD $[…***…] million;
•	During […***…] the Effective Date:	USD $[…***…] million;
•	During […***…] the Effective Date:	USD $[…***…] million;
•	During […***…] the Effective Date:	USD $11 million.

The period between the sixth (6) month anniversary of the Effective Date and the twelve (12) month anniversary of the Effective Date shall be referred to herein as “the Discount Period”. At whatever time ASLAN elects to pay Installment 2 during the Discount Period, ASLAN may only pay the applicable amount of Installment 2 in full and not in part. ASLAN further undertakes during the Discount Period that until the end of the Discount Period, or the payment by ASLAN of Installment 2, whichever is the earlier:

(x) it shall not […***…], with the exception of any […***…] without first remitting to Array the applicable amount of Installment 2 in full (for the avoidance of doubt, satisfaction of ordinary course liabilities shall be excepted from the foregoing undertaking); and

(y) it shall make available to Array copies of its most recent quarterly financial reports reviewed by its auditors, once these are in final form.

(b) If, within two (2) years of the Effective Date, ASLAN enters into any Sublicense that includes an upfront payment of more than […***…] USD (US $[…***…]), ASLAN shall pay Array an amount equal to fifty percent (50%) of the portion of such upfront payment in excess of […***…] USD (US $[…***…]). By way of example and not limitation, if ASLAN enters into a Sublicense eighteen (18) months after the Effective Date pursuant to which it receives an upfront payment of seventy million USD (US $70,000,000), then ASLAN will pay to Array […***…] USD (US $[…***…]) (i.e., […***…]/2)

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5.2 Change of Control. In the event that a Change of Control of ASLAN occurs within […***…] following the Effective Date, at the closing of such Change of Control, ASLAN shall pay, or cause to be paid, to Array an amount in cash equal to the following percentages of CoC Proceeds based on when such Change of Control occurs (provided that with respect to any Post-Closing Payment ASLAN receives in connection with such Change of Control, payment to Array of the applicable percentage of such Post-Closing Payment may be deferred until thirty (30) days after the date such Post-Closing Payment is received by ASLAN):

5.2.1 […***…]% of the CoC Proceeds if the definitive agreement or agreements for such Change of Control are executed on or prior to the […***…] of the Effective Date;

5.2.2 […***…]% of the CoC Proceeds if the definitive agreement or agreements for such Change of Control are executed after the […***…] of the Effective Date but on or prior to the […***…] of the Effective Date; and

5.2.3 […***…]% of the CoC Proceeds if the definitive agreement or agreements for such Change of Control are executed after the […***…] of the Effective Date but on or prior to the […***…] of the Effective Date.

For clarity, no payment will be owed to Array hereunder in the event that such Change of Control occurs after the […***…] of the Effective Date.

5.3 Milestone Payments.

5.3.1 ASLAN shall pay to Array the following amounts on the first achievement of the following milestone events by ASLAN, its Affiliates or Sublicensees. Each payment shall be due once and only, regardless of how many times and for how many Products the event may occur.

Event	Milestone Payment
1. […***…]	$[…***…]
2. […***…]	$[…***…]
3. […***…]	$[…***…]
4. […***…]	$[…***…]
5. […***…]	$[…***…]
6. […***…]	$[…***…]
7. […***…]	$[…***…]

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8. […***…]	$	[	…***…]
9. […***…]	$	[	…***…]
10. […***…]	$	[	…***…]

5.3.2 Certain Additional Terms.

(a) For purposes of this Section 5.3, the following terms shall have the following meanings:

(i) “Additional Registration Trial” means any human clinical trial with respect to a Product, other than […***…], that is carried out by ASLAN, its Affiliate or Sublicensee and is intended to be a […***…] or to otherwise […***…];

(ii) “Initiation” means with respect to a particular Additional Registration Trial (or clinical trial claimed by ASLAN, its Affiliate or Sublicensee to be an Additional Registration Study), the dosing of the first patient in such clinical trial, or if earlier, the public announcement by ASLAN, its Affiliate or Sublicensee of the commencement of such clinical trial;

(iii) “Primary Endpoint” means the primary endpoint specified in the protocol for […***…], as the same may be amended from time-to-time.

(b) Notwithstanding the foregoing, if following the achievement of milestone […***…], ASLAN elects to discontinue all further development of the Product for […***…], then provided that ASLAN promptly notifies Array of such decision (which notice must in any event be provided prior to the date upon which the payment for milestone […***…] is due), then ASLAN’s payment obligation with respect to such milestone will be suspended, provided that should ASLAN elect at any point in the future to resume development of the Product […***…], the corresponding $[…***…] payment associated with such milestone shall become immediately due and payable.

(c) For clarity, if milestone […***…] is achieved and milestone […***…] has not yet been achieved for any reason, notwithstanding anything herein to the contrary, milestone […***…] shall be deemed to have been achieved and the corresponding $[…***…] payment shall be payable simultaneously with the $[…***…] milestone payment for the achievement of milestone […***…].

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(d) ASLAN shall notify Array in writing within fifteen (15) days after the achievement of each milestone set out in Section 5.3.1 by ASLAN, or any of its Affiliates or Sublicensees. The corresponding milestone payment shall be due within […***…] days of achievement of the corresponding milestone event.

5.4 Royalties.

ASLAN shall pay Array the applicable royalty rate for Net Sales of Product during the Royalty Term by ASLAN, its Affiliates and/or Sublicensees:

5.4.1

ASLAN Net Sales in a Given Calendar Year	Royalty Rate
Less than US$[…***…] Million	[…***…]%
From US$[…***…] Million to US$[…***…] Million	[…***…]%
More than US$[…***…] Million	[…***…]%

For purposes of determining the royalty rate(s) pursuant to this Section 5.4 that is or are applicable hereunder on the Net Sales during the Royalty Term, all Net Sales of Product in countries during the effective period of an applicable Royalty Term shall be aggregated on a Calendar Year basis. Notwithstanding the foregoing, in the event the base royalty under any sublicense agreement ASLAN enters into with a Sublicensee is twenty percent (20%) or less, ASLAN will pay Array 50% of the amounts actually received by it under such sublicense agreement (including without limitation all upfront payments, milestone payments, sublicensing fees and royalties) in lieu of the applicable royalty specified in this Section 5.4.1 that would otherwise be due on a pass through basis with respect to such Sublicensee’s Net Sales, provided that unless otherwise agreed in writing by Array, the royalty paid in such case shall in no event be less than […***…] percent ([…***…]%) of such Sublicensee’s Net Sales and shall have a term no less that the Royalty Term.

5.4.2 Term For Royalty Payment. Royalties payable under Section 5.5.1 shall be paid on a country-by-country, and Product-by-Product basis with respect to Net Sales made during the “Royalty Term” for that country, which is defined as the period from the date of the First Commercial Sale of the Product until the later of: (i) the expiration of the last to expire, including any extensions thereto, Valid Claim of the Array Patents or ASLAN Patents claiming the manufacture, use or sale of the Product in the country where it was sold; or (ii) ten (10) years following the date of the First Commercial Sale of the Product in the country where the Product was sold.

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5.4.3 Generic Products. In the event that one or more Third Parties is selling a Generic Product in a country in the Territory and the units of such Generic Product sold in a given calendar year represent at least […***…] percent ([…***…]%) of the total units of the Product and related Generic Product, combined, that were sold in such country in the preceding calendar year, then in such case the royalty rate with respect to the Net Sales of such Product in such country during the Royalty Term shall thereafter be adjusted as follows:

(a) if the country in which such sales of Generic Product occurs is a country other than China, the otherwise applicable royalty rate under Section 5.4.1 shall be reduced by […***…] percent ([…***…]%); and

(b) if the country in which such sales of Generic Product occurs is China, the royalty rate under Section 5.4.1 shall be reduced to […***…] percent ([…***…]%) of Net Sales.

ARTICLE 6

PAYMENTS; BOOKS AND RECORDS

6.1 Foreign Exchange; Manner and Place of Payment. All dollar amounts in this Agreement are stated in, and all payments under this Agreement shall be made in, United States Dollars. With respect to amounts invoiced or incurred in a currency other than United States Dollars, the amounts shall be expressed in the currency in which such sale was originally made, or in which such cost was incurred, together with the United States Dollar equivalent using a rate of exchange as published in The Wall Street Journal (U.S. Eastern Edition) on last day of the quarter in which such sale was made or cost incurred. Payment of all sums due hereunder shall be made by check, wire transfer, or electronic funds transfer (EFT), at the payor’s choice, using account information provided by the payee, which the payee may update in writing from time to time.

6.2 Tax Withholding. In the event that applicable law requires ASLAN to withhold taxes with respect to any payment to Array pursuant to this Agreement, ASLAN shall withhold taxes from the amount due and furnish Array with proof of payment of such taxes within thirty (30) days of such payment. ASLAN shall provide reasonable assistance to Array in claiming any available exemption from, obtaining a refund of, or obtaining a credit with respect to such withholding of taxes. In order for Array to secure an exemption from, or a reduction in, any withholding of taxes, Array shall provide to ASLAN such forms as are reasonably required for each type of payment to be made pursuant to the Agreement for which an exemption from, or a reduction in, any withholding of taxes is sought, and in the event that a required form previously furnished by Array expires, is incorrect, or is inapplicable to the type of payment to be made, due to a change in circumstances or otherwise, the Parties acknowledge that Array may need to furnish new forms to ASLAN in order to secure an exemption from, or a reduction in, any withholding of taxes with respect to such payment. In the event that ASLAN is required to withhold taxes in connection with any payment to Array, then ASLAN shall duly withhold and remit such taxes in accordance with this Section 6.2 and such withheld amounts shall be treated as having been paid to Array for purposes of this Agreement.

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6.3 Value-Added Taxes. All payments due pursuant to this Agreement shall be paid exclusive of any applicable value-added or other similar tax (“VAT”) (which, if applicable, shall be payable by ASLAN upon receipt of a valid VAT invoice). If Array is required to report any such VAT, ASLAN shall promptly provide Array with applicable receipts and other documentation necessary or appropriate for such report.

6.4 Royalty Payments and Reports. Royalty payments under this Agreement with respect to Net Sales of Product in a given calendar quarter shall be made to Array or its designee quarterly within forty-five (45) days following the applicable calendar quarter. Each royalty payment shall be accompanied by a report detailing, on a country-by-country basis for all Net Sales of Product by or under authority of ASLAN during the relevant three (3) month period: (i) units of Product sold, (ii) gross sales of the Product, (iii) calculation of the Net Sales (and deductions utilized in determining Net Sales), and (iv) all other calculations made in determining the applicable royalties payable on such Net Sales.

6.5 Books and Records; Accounting and Audits. ASLAN (including for clarity, its Affiliates) shall maintain complete and accurate books and records, in accordance with IFRS, which are relevant to payments to be made to Array under this Agreement, which books and records shall be sufficient in detail to verify all payment amounts due hereunder. Array shall have the right, at its own expense and not more than once in any Calendar Year during the term of this Agreement, to have an independent, certified public accountant, selected by Array, and under an obligation of confidence, audit the books and records of ASLAN in the location(s) where such books and records are maintained upon reasonable notice (which shall be no less than fifteen (15) business days prior written notice) and during regular business hours, and for the sole purpose of verifying the basis and accuracy of payments required and made under this Agreement. The report and communication of such accountant with respect to such an audit shall be limited to a certificate stating whether any, as applicable, report made or payment submitted during such period is accurate or inaccurate and, if a discrepancy is identified, shall also indicate the amount and if applicable, with respect to any report, the nature, of any discrepancy, and the correct information (with respect to the applicable period). Such accountant shall provide Array and ASLAN with a copy of each such report simultaneously. Should the audit lead to the discovery of a discrepancy: (i) to Array’s detriment, ASLAN shall pay to Array the amount of the discrepancy within thirty (30) days of ASLAN’s receipt of the report; or (ii) to ASLAN’s detriment, ASLAN may, as applicable, credit the amount of the discrepancy against future payments payable to Array under this Agreement, and if there are no such payments payable, then Array shall pay to ASLAN the amount of the discrepancy within thirty (30) days of Array’s receipt of the report. Additionally, in the event that the discrepancy is to Array’s detriment and is greater than ten percent (10%) of the amount due for such audited period, then ASLAN shall pay or reimburse the reasonable cost charged by such accountant for such audit.

6.6 Blocked Currency. If at any time legal restrictions in the Territory prevent the prompt remittance of any payments with respect to sales therein, ASLAN shall have the right and option to make such payments by depositing the amount thereof in local currency to Array account in a bank or depository in the Territory.

6.7 Confidentiality. Array shall treat all financial information of ASLAN (and its

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Affiliates and Sublicensees) that is subject to review under this Article 6 of this Agreement (including all royalty reports) as Confidential Information of ASLAN.

ARTICLE 7

INTELLECTUAL PROPERTY; EXCLUSIVITY

7.1 Ownership.

7.1.1 All inventions and other Know-How arising from the Parties’ activities under this Agreement, including any patent applications and patents covering such inventions and other Know-How, made solely by employees or consultants of a Party shall be owned by such Party.

7.1.2 All such inventions and other Know-How made or developed jointly by employees or consultants of both Parties shall be owned jointly by the Parties. Determination of inventorship shall be made in accordance with US patent laws and any Patent Rights with a named inventor that is an employee or consultant of each Party will be jointly owned.

7.1.3 Except as expressly provided in this Agreement, neither Party shall have any obligation to obtain any consent of the other Party to license or exploit jointly owned Know-How and Patent Rights or to account to the other for any revenue received in connection with such licensing or exploitation, in each case by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.

7.2 Patent Prosecution.

7.2.1 Array shall have the right to control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Array Patents.    Array shall give ASLAN an opportunity to review and comment on the text of each patent application within the Varlitinib Patents as well as any other material submissions related to the Varlitinib Patents before filing, and shall supply ASLAN with a copy of such patent application as filed, together with notice of its filing date and serial number. ASLAN has a right to make recommendations in relation to the filing, prosecution, maintenance, enforcement and defense of the Array Patents and Array shall and shall consider, in good faith, the interests of ASLAN in assessing such recommendations.

7.2.2 ASLAN shall reimburse Array for the amounts paid to Third Parties by Array in connection with the filing, prosecution and maintenance of the Varlitinib Patents, including without limitation, amounts paid by Array as filing and maintenance fees, translation fees and amounts paid to outside patent counsel and foreign associates (“Patent Costs”). Array shall provide ASLAN with an invoice for Patent Costs on a monthly basis, and payment shall be due within thirty (30) days thereafter.

7.2.3 If Array, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application in the Varlitinib Patents, then Array shall notify ASLAN in writing thereof at least sixty (60) days prior to any due date that

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requires action to avoid loss of rights in connection with the applicable patent and/or patent application, and following the date of such notice ASLAN shall have the right, at its cost, to prosecute and maintain such patents and patent applications in Array’s name, provided that ASLAN shall give Array an opportunity to review and comment on the text of each patent application or other material submissions related to the Varlitinib Patents before filing, and shall supply Array with a copy of such patent application as filed, together with notice of its filing date and serial number.

7.3 Enforcement of Varlitinib Patents.

7.3.1 Notification of Infringement. In the event that either Party becomes aware of actual or threatened infringement of any Varlitinib Patents in any country in the Territory by the manufacture or sale or use of a Product or Competing Product in the Field (“Infringing Product”), it shall provide the other Party with the available evidence, if any, of such infringement.

7.3.2 Enforcement of Varlitinib Patents. ASLAN, at its sole expense, shall have the initial right to initiate and control any enforcement of the Varlitinib Patents with respect to an Infringing Product or to defend any declaratory judgments seeking to invalidate or hold the Varlitinib Patents unenforceable (each, an “Enforcement Action”), in each case in ASLAN’s own name and, if necessary for standing purposes, in the name of Array and shall consider, in good faith, the interests of Array in so doing. If ASLAN does not, within one hundred twenty (120) days of receipt of notice from Array, take significant steps to abate the infringement or file suit to enforce the Varlitinib Patents against at least one infringing party in the Territory, Array shall have the right to take whatever action it deems appropriate to enforce the Varlitinib Patents. The Party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party (including in the case of ASLAN, entering into any settlement admitting the invalidity of, or otherwise impairing, the Varlitinib Patents) without the prior written consent of the other Party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Varlitinib Patents shall be shared, after reimbursement of expenses, as follows: (i) in the event that ASLAN brought the claim, suit or action, any remaining amount shall be shared […***…] percent ([…***…]%) to ASLAN, […***…]% to Array, and (ii) in the event that Array brought the claim, suit or action, any remaining amount shall be retained by Array.

7.3.3 Cooperation. In any suit to enforce and/or defend the Varlitinib Patents pursuant to this Section 7, the Party not in control of such suit (a) shall, at the request and expense of the controlling Party, (b) reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like, and (c) further agrees to be named in and consents to join in any suit, action, or proceeding as a party to the suit, action, or proceeding to the extent necessary to establish standing in the suit, action, or proceeding.

7.4 Defense and Settlement of Third Party Claims. If a Third Party asserts that a Patent or other right owned by it is infringed by the manufacture, use, marketing, sale or importation of any Product, the Party becoming aware of such a matter shall immediately notify

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the other of it. ASLAN shall have the right to initiate, prosecute, defend and control legal action (whether by suit, proceedings, counter-claim, oppositions, customs procedure or otherwise) in respect of any such assertion; provided that assertion of any counterclaim for enforcement of Varlitinib shall be subject to Section 7.2 above. Array shall have the right actively to co-operate and join with ASLAN in any legal action if it considers it necessary or desirable, and ASLAN shall have the right to have Array joined as a passive party to any legal action if necessary, and in either circumstance each party shall reasonably co-operate with the other in regard to the same. All costs and expenses (including attorneys’ fees) of any legal action brought in accordance with this Section 7.4 other than all of Array’s costs and expenses if Array actively elects to be joined as a party to such action, shall be borne by ASLAN. Any monetary recovery in connection with legal action shall be applied first to reimburse ASLAN for its out-of-pocket costs and expenses (including management time and reasonable attorneys’ fees) incurred in connection with any legal action and second to reimburse Array for its out-of-pocket costs and expenses if it actively elects to be joined in such proceedings (including reasonable attorneys’ fees), incurred in connection with such infringement action. The remainder shall be split between the Parties in proportion to the relative degree of their active involvement in connection with the action, but if the Parties, acting in good faith, cannot agree such relative proportions, then on the basis of […***…]% to ASLAN and […***…]% to Array.

7.5 Patent Marking. ASLAN agrees to mark and have its Sublicensees mark all patented Products they sell or distribute pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and sale thereof.

7.6 Patent Term Extensions. The Parties will reasonably discuss for which Varlitinib Patents related to a Product to pursue in any country any patent term adjustment, patent term extension, supplemental patent protection or related extension of rights with respect to the Varlitinib Patents. To the extent permitted by applicable law, Array shall apply for and pursue any such adjustment, extension or protection as directed by ASLAN, at ASLAN’s cost.

7.7 Multi-use Patents. For clarity, Array shall solely control, at its cost, the filing, prosecution, maintenance, enforcement and defense of the Multi-use Patents.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 General Warranties.

8.1.1 Array Warranties. Array warrants and represents to ASLAN that, excepting as qualified by its entering into the Original Agreement:

(a) as of the Effective Date, it has all necessary right, title and interest in the Array Technology to grant the rights and licenses granted herein;

(b) neither Array nor its Affiliates has previously granted and will not grant any rights in conflict with the rights and licenses granted herein;

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(c) neither Array nor its Affiliates has previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the Array Technology, or any portion thereof, to manufacture, sell or use the Product that is in conflict with the rights or licenses granted under this Agreement;

(d) as of the Effective Date, it is not aware of any prior act or any fact which causes it to conclude that any Array Patent is invalid or unenforceable; and

(e) during the term hereof, neither Array nor its Affiliates will grant a lien or other encumbrances on any of the subject matter of this Agreement or on any of Array’s rights, benefits, or obligations hereunder or on the Array Technology, which would conflict with the rights of ASLAN hereunder.

8.1.2 ASLAN Warranties. ASLAN warrants and represents to Array that:

(a) ASLAN is not engaged in contract negotiations with respect to in-licensing or acquiring any Competing Product;

(b) during the term hereof, ASLAN will not grant a lien or other encumbrances on any of the subject matter of this Agreement or on any of ASLAN’s rights, benefits, or obligations hereunder or on the Array Technology, which would conflict with the rights of Array hereunder;

(c) during the term hereof, ASLAN will conduct the development and commercialization of the Product in accordance with applicable United States law, known or published standards of the FDA, and standards of the EMA and MHLW, as applicable, and the scientific standards applicable to the conduct of such studies and activities in the United States;

(d) during the term hereof, it will employ individuals of appropriate education, knowledge, and experience to conduct or oversee the conduct of its clinical and preclinical studies of the Product;

(e) it is currently in compliance with all material terms of the Original Agreement;

(f) ASLAN has not failed to disclose to Array any material fact or circumstance known to ASLAN that would be material to Array in connection with this Agreement or the transactions contemplated herein. Without limiting the foregoing, ASLAN is not engaged in discussions concerning, and is not currently intending to immediately enter into a Change of Control transaction.

8.1.3 Mutual Warranty. Each of ASLAN and Array warrants and represents to the other Party that, as of the Effective Date:

(a) it is an entity duly organized, validly existing and in good standing under the laws of the state or country (as applicable) of its organization, is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the conduct of

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its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement, and has full power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) such Party is duly authorized, by all requisite action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval, and the person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite action;

(c) the Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights; and (ii) equitable principles of general applicability.

(d) The execution, delivery and performance of the Agreement by such Party and its compliance with the terms and provisions of this Agreement does not and shall not conflict with or result in a breach of any of the terms or provisions of (i) any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, (ii) the provisions of its operating documents or bylaws, or (iii) any order, writ, injunction or decree of any governmental authority entered against it or by which it or any of its property is bound .

(e) as of the Effective Date neither it nor its Affiliates has received from a Third Party notice that the manufacture, sale or use of the Product would infringe any intellectual property rights of such Third Party and to its knowledge and belief, no action, suit or claim has been initiated or threatened against it or its Affiliates with respect to the Array Technology, the ASLAN Patents or its right to enter into and perform its obligations under this Agreement;

(f) such Party has not employed (and, to the best of its knowledge and belief, has not used a contractor or consultant that has employed) any individual or entity debarred by the FDA (or subject to a similar sanction of EMA), or, to the best of its knowledge, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in the conduct of any preclinical or clinical studies of Product;

(g) the preclinical and clinical studies of the Product conducted by or on behalf of such Party have been performed in accordance with applicable laws and the standards applicable to the conduct of such studies and activities in the specific countries where the same have been conducted;

(h) Such Party and its Affiliates have employed individuals of appropriate education, knowledge, and experience to conduct or oversee the conduct of all of its clinical and preclinical studies of the Product;

(i) in the course of developing Product, neither it nor its Affiliates has conducted any development activities in violation of applicable Good Clinical Practices, Good Laboratory Practices or Good Manufacturing Practices; and

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(j) All Regulatory Filings filed by such Party existing as of the Effective Date are in good standing and in compliance with applicable laws, rules and regulations.

8.2 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any confidential and proprietary information and materials furnished to it by the other Party pursuant to this Agreement which if disclosed in tangible form is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally to be confidential or proprietary by the Party disclosing such information at the time of such disclosure and is confirmed in writing as confidential or proprietary by the disclosing Party within a reasonable time after such disclosure (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

9.1.1 was in the lawful knowledge and possession of the receiving Party prior to the time it was disclosed to, or learned by, the receiving Party, or was otherwise developed independently by the receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the receiving Party;

9.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

9.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

9.1.4 was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

9.2 Permitted Disclosures. Notwithstanding the provisions of Section 9.1 above, each Party hereto may use and disclose the other Party’s Confidential Information to the extent such use or disclosure is reasonably necessary (a) to exercise the rights granted to it, or reserved by it under this Agreement (including without limitation in the case of ASLAN, the right to use and

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disclose, including to Sublicensees, Array Know-How to support development (including conducting clinical trials), regulatory, marketing and sales activities, public relations activities, professional services activities, and medical education activities for Product), (b) in filing or prosecuting patent, copyright and trademark applications, (c) in prosecuting or defending litigation, or (d) in complying with applicable governmental regulations, submitting information to tax or other governmental authorities, and each Party may authorize its Affiliates (and in the case of ASLAN, its Sublicensees) to do so, provided that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the latter Party of such disclosure and, save to the extent inappropriate in the case of patent applications or otherwise, will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

9.3 Terms of Agreement. Subject to Section 12.11, neither Party may disclose the terms of this Agreement without the prior written consent of the other Party; provided, however, that either Party may make such a disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to its legal and financial advisors, and to any actual or prospective acquirers, investors, collaborators and lenders (as well as and to their respective legal and financial advisors) who are obligated to keep such information confidential. If such disclosure is required under sub-clause (a), the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure.

9.4 Review of Publications. As soon as is practicable prior to the oral public disclosure, and prior to the submission to any outside person for publication of written material (a manuscript, poster or other publication) describing any Development Data generated under the Development Program (as defined in the Original Agreement) or any Data generated by ASLAN in its subsequent development of the Product under this Agreement, in each case to the extent the contents of the oral disclosure or written material have not been previously disclosed pursuant to this Section 9.4, ASLAN shall disclose to Array a copy of the written material, or a written summary of any oral disclosure, to be made or submitted, and shall allow Array at least ten (10) days to determine whether such disclosure or written material contains subject matter which Array believes should be modified to avoid disclosure of Array Confidential Information. Prior to the expiration of the ten (10) day-period described above, Array may notify ASLAN in writing of its determination that such oral presentation or written material contains Confidential Information of Array and ASLAN shall remove such Confidential Information of Array prior to submitting the written material for publication and/or making its public oral disclosure. With respect to publications by investigators or other Third Parties, such publications shall be subject to review by Array under this Section 9.4 only to the extent that ASLAN has the right to do so; provided that ASLAN shall use reasonable efforts to secure the right to require and permit such review. After the expiration of ten (10) days from the date of receipt of such disclosure or written material, provided that ASLAN has removed any Confidential Information of Array that Array has requested be removed, ASLAN shall be free to submit such written material for publication or to orally disclose or publish the disclosed research results in any manner consistent with academic standards; provided that, in any publication permitted under this

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Section 9.4, ASLAN shall acknowledge Array as licensor of the Product unless Array requests that such acknowledgement not be made.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by ASLAN. ASLAN shall indemnify and hold Array, its Affiliates and their respective officers, directors and employees (“Array Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

10.1.1 the negligence or willful misconduct of ASLAN, its Affiliates or any of their Sublicensees or subcontractors;

10.1.2 the breach of any of the covenants, warranties or representations made by ASLAN to Array under this Agreement;

10.1.3 any manufacture, use or sale of Product, or any other activities related to Product, in each case conducted by or under authority of ASLAN, its Affiliates or any of their sublicensees in the exercise of any rights licensed to ASLAN pursuant to Section 3.1;

10.1.4 any pre-clinical and/or clinical studies conducted by or on behalf of ASLAN with respect to Product prior to the Effective Date.

provided, however, that ASLAN shall not be obliged to so indemnify, defend and hold harmless the Array Indemnitees for any Claims under Section 10.2 below.

10.2 Indemnification by Array. Array shall indemnify and hold ASLAN, its Affiliates, and their respective officers, directors, employees and Sublicensees (“ASLAN Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

10.2.1 the negligence or willful misconduct of Array, its Affiliates or any of their subcontractors; or

10.2.2 the breach of any of the covenants, warranties or representations made by Array to ASLAN under this Agreement.

provided, however, that Array shall not be obliged to so indemnify, defend and hold harmless the ASLAN Indemnitees for any Claims under Section 10.1 above.

10.3 Indemnification Procedure.

10.3.1 For the avoidance of doubt, all indemnification claims in respect of an ASLAN Indemnitee or Array Indemnitee shall be made solely by ASLAN or Array, respectively.

10.3.2 A Party seeking indemnification hereunder (“Indemnified Party”) shall notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but

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the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice shall contain a description of the Claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

10.3.3 Subject to the provisions of Sections 10.3.4 and 10.3.5, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within thirty (30) days after receipt of the Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 10.3.4 below shall govern. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnitee harmless from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within thirty (30) days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 10.3.5 below shall govern.

10.3.4 Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party shall have the right to and shall assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party shall have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party shall furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the indemnitees and its and their employees and agents available on a mutually convenient basis to

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provide additional information and explanation of any records or information provided.

10.3.5 If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 10.3.3 above or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

10.4 Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY, EXCEPT (A) FOR BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 9, OR (B) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 10.

10.5 No Exclusion. Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or subcontractors.

ARTICLE 11

TERM AND TERMINATION

11.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 11, shall expire on a country-by-country basis upon expiration of the respective Royalty Term in such country, provided that upon such expiration in such country, Array shall grant and does hereby grant to ASLAN and its Affiliates a perpetual, royalty-free, non-terminable, non-revocable non-exclusive license to exploit any Array Know-How in connection with the development, manufacturing and/or commercialization of Products in the Field in such country.

11.2 Termination for Cause.

11.2.1 Breach. Either Party to this Agreement may terminate this Agreement in the event the other Party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for ninety (90) days after written notice thereof was provided to the breaching Party by the non-breaching Party. The right of either Party to terminate this Agreement as herein above provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

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11.2.2 Termination for Insolvency. Either Array or ASLAN may terminate this Agreement without notice if an Insolvency Event occurs in relation to the other Party. In any event when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement.

11.3 Termination on Notice. ASLAN may terminate this Agreement without cause at any time by giving Array one hundred eighty (180) days prior notice in writing.

11.4 Consequences of Terminations.

11.4.1 Accrued Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

11.4.2 License. Upon any termination of the Agreement by Array pursuant to Section 11.2.1 or 11.2.2, subject to Section 11.4.4, the license granted to ASLAN in Section 3.1 shall terminate.

11.4.3 Upon any termination of the Agreement for any reason:

(a) ASLAN shall promptly assign and transfer to Array all Regulatory Filings with respect to Products in the Field that are held or Controlled by or under authority of ASLAN or its Affiliates (including Regulatory Filings obtained by Sublicensees to the extent such Sublicensees’ Sublicense(s) do not survive the termination of this Agreement), and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Filings to Array. ASLAN shall cause each of its Affiliates and all Sublicensees whose Sublicense(s) do not survive the termination of this Agreement to transfer any such Regulatory Filings to Array if this Agreement terminates. If applicable laws, rules or regulations prevent or delay the transfer of ownership of a Regulatory Filing to Array, ASLAN shall grant, and does hereby grant, to Array an exclusive and irrevocable right of access and reference to such Regulatory Filing for the Product(s), and shall cooperate fully to make the benefits of such Regulatory Filings available to Array and/or its designee(s). Within sixty (60) days after notice of such termination, ASLAN shall provide to Array copies of all such Regulatory Filings, and of all preclinical and clinical data (including raw data, original records, investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases) and other Know-How information pertaining to the Product, or the manufacture thereof. Array shall be free to use and disclose such Regulatory Filings and other items in connection with the exercise of its rights and licenses under this Section 11.4.

(b) ASLAN shall grant, and hereby does grant, effective upon the effective date of such termination: (i) an exclusive, worldwide, irrevocable, fully paid-up license to Array to make, use, sell, offer for sale or import Product(s), under any Patent Rights owned or Controlled by ASLAN or its Affiliates that: (A) were generated by ASLAN or its Affiliates in

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connection with the development or commercialization of the Product(s) prior to the effective date of such termination, or (B) were otherwise utilized by ASLAN, its Affiliates or Sublicensees in the development or commercialization of the Product(s); and (ii) a non-exclusive, worldwide, fully-paid license to Array under any Know-How that: (A) were generated by ASLAN or its Affiliates in connection with the development or commercialization of the Product(s) prior to the effective date of such termination, or (B) were otherwise utilized by ASLAN, its Affiliates or Sublicensees in the development or commercialization of the Product(s), in each case under the preceding sub-clauses (i) and (ii) solely to the extent reasonably necessary for Array to make, use, sell, offer for sale or import Product(s) in the Field; provided, however, if any such Patent Rights or other intellectual property licensed to Array hereunder is subject to payment obligations to a Third Party, ASLAN shall promptly disclose such obligations to Array in writing and such Patent Rights or other intellectual property shall be deemed to be Controlled by ASLAN only if Array agrees in writing to reimburse all amounts owed to such Third Party as a result of Array’s exercise of such license. For clarity, if ASLAN is acquired by a Third Party in a Change of Control Transaction, in no event shall the licenses granted hereunder include any Patent Rights or Know-How of such Third Party (or of those of its Affiliates that were Affiliates prior to the close of such Change of Control Transaction) that were not actually utilized in the development or commercialization of the Product(s).

(c) ASLAN shall cause to be assigned, and hereby does assign, to Array all worldwide rights in and to any and all trademarks used in connection with the commercialization of the Product by ASLAN or its Affiliates. It is understood that such assignment shall not include ASLAN’s name or trademark for ASLAN’s company itself.

(d) If there are any ongoing clinical trials with respect to the Product being conducted by or on behalf of ASLAN, its Affiliates at the time of notice of termination, ASLAN agrees to (i) promptly transition to Array or its designee some or all of such clinical trials and the activities related to or supporting such trials (ii) continue to conduct such clinical trials for a period requested by Array up to a maximum of eighteen (18) months after the effective date of such termination, or (iii) terminate such clinical trials; in each case as requested by Array and subject to compliance with applicable laws, rules and regulations.

For (a) through (d) above, ASLAN shall be responsible for the reasonable costs of such transition except in the case of a termination of this Agreement by ASLAN pursuant to Section 11.2.1 or 11.2.2, in which case Array shall be responsible for such costs.

11.4.4 If requested by Array, ASLAN, its Affiliates shall continue to distribute and sell the Products in each country of the Territory in which they are then marketing the Products, in accordance with the terms and conditions of this Agreement, for a period requested by Array not to exceed twenty-four (24) months following the effective date of termination (“Commercialization Wind-Down Period”) provided that Array may terminate this Commercialization Wind-Down Period upon ninety (90) days’ notice ASLAN. Notwithstanding any other provision of this Agreement, during this Commercialization Wind-Down Period, ASLAN’s and its Affiliates’ rights with respect to the Products (including the licenses granted under Section 3.1) shall be non-exclusive, and Array shall have the right to engage one or more other partner(s) or distributor(s) of the Products in all or part of the Territory. The Products sold

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or disposed by ASLAN or its Affiliates during this Commercialization Wind-Down Period shall be subject to royalties under Section 5.4 above. After the Commercialization Wind-Down Period, ASLAN and its Affiliates shall not sell the Products or make any representation that, or implying that, they are a continuing licensee of or distributor for Array for the Products.

11.4.5 ASLAN’s Sublicenses shall, at the request of Array, be assigned to Array to the furthest extent possible. In the event Array does not request assignment of such Sublicenses, then such Sublicense shall be deemed to survive, and such Sublicensee shall be considered a direct licensee of Array, provided that (a) such Sublicense was validly issued in accordance with Section 3.2, (b) as of the effective date of such termination, such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (c) the duties of Array with respect to such surviving Sublicense will not be greater than the duties of Array under this Agreement, and (d) such Sublicensee agrees in writing to assume all applicable obligations of ASLAN under this Agreement.

11.4.6 ASLAN agrees to fully cooperate with Array and its designee(s) to facilitate a smooth, orderly and prompt transition of the development and commercialization of Products to Array and/or its designee(s) during the Commercialization Wind-Down Period. Without limiting the foregoing ASLAN shall, subject to applicable date privacy laws and its relevant contractual confidentiality obligations to Third Parties, promptly provide Array (i) copies of customer lists, customer data and other customer information relating to the Products and (ii) manufacturing information (including protocols for the production, packaging, testing and other manufacturing activities) relating to the Product in ASLAN’s Control, which in each case Array shall have the right to use and disclose for any purpose during this Commercialization Wind-Down Period and thereafter. Upon request by Array, ASLAN shall transfer to Array some or all quantities of the Product in its or its Affiliates’ Control (as requested by Array), within thirty (30) days after the end of this Commercialization Wind-Down Period; provided, however, that Array shall reimburse ASLAN for the costs that ASLAN actually incurred to manufacture or purchase the quantities so provided to Array, which in the case ASLAN has manufactured such quantities of Product itself, shall be ASLAN’s fully-burdened manufacturing cost. If any Product was manufactured by any Third Party for ASLAN, or ASLAN had contracts with vendors which contracts are necessary or reasonably useful for Array to take over responsibility for the Product in the Territory, then ASLAN shall to the extent reasonably possible and requested in writing by Array, assign all of the relevant Third-Party contracts to Array, and in any case, ASLAN agrees to cooperate with Array to ensure uninterrupted supply of the Products. ASLAN shall be responsible for the reasonable costs of such assignment except in the case of a termination of this Agreement by ASLAN pursuant to Section 11.2.1 or 11.2.2, in which case Array shall be responsible for such costs. If ASLAN or its Affiliate manufactured any Product at the time of termination, then ASLAN (or its Affiliate) shall continue to provide for manufacturing of such Product for Array, at its fully-burdened manufacturing costs therefor, from the date of notice of such termination until such time as Array is able, using diligent efforts to do so but no longer than the expiration of the Commercialization Wind-Down Period, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of the Product may be procured and legally sold in the Territory.

11.5 Survival. Articles 1, 10 and 12, and Sections 2.1; 4.2 (with respect to a final

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semi-annual report covering the final reporting period through the effective date of the termination of this Agreement); 5.1(a), 5.1(b) and 5.2 – 5.4, to the extent that the applicable payment obligation accrued prior to the effective date of termination; 6.1, 6.2, 6.3, 6.4 and 6.6 with respect to payments accruing prior to termination but not yet paid as of the effective date of termination; 6.5 and 6.7; 7.1, 7.3 (but only with respect to any Enforcement Actions being prosecuted by ASLAN as of the effective date of termination); 8.2; 9.1; 9.2 (with respect to Array’s use and disclosure of ASLAN Confidential Information under subsection (a)-(d) and ASLAN’s disclosure of Array Confidential Information under subsection (d) only); 11.4; 11.5 of this Agreement shall survive expiration or termination of this Agreement for any reason. With respect to any termination or expiration of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate upon such expiration or termination, except to the extent otherwise provided in this Article 11.5. No expiration or any termination of this Agreement shall release a Party from the obligations to make any payments that were due or had accrued as to the effective date of such termination.

11.7 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.

ARTICLE 12

MISCELLANEOUS

12.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of England and Wales, without reference to conflicts of laws principles. The U.N. Convention on the Sale of Goods shall not apply to this Agreement.

12.2 Disputes.

12.2.1 Generally.

(a) In disputed matters other than those covered by Section 12.2.2 below, the matter may be referred at the election of either Party to the Senior Officers who shall attempt in good faith to resolve such disagreement. If the Senior Officers cannot resolve such issue within thirty (30) days of the matter being referred to them, then either Party may initiate arbitration to resolve the matter in accordance with Section 12.2.1(b) below.

(b) Except as set forth in Section 12.2.2, if a dispute arises between the Parties in connection with or relating to this Agreement (“Dispute”), then either Party may, by written notice to the other Party, elect to initiate arbitration pursuant to this Section 12.2.1(b). Any arbitration under this Agreement shall take place in New York, NY USA and be conducted in English. Any arbitration under this Agreement shall be administered under the International Chamber of Commerce (“ICC”) Rules of Arbitration then in effect (the “Arbitration Rules”). The number of arbitrators shall be three (3). Each Party shall appoint one arbitrator within fifteen (15) days of the demand for arbitration, and the two arbitrators so designated shall, within

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fifteen (15) days of the appointment of the second arbitrator, appoint the third arbitrator. If a Party cannot appoint one arbitrator within such time period, or if the two arbitrators designated by the Parties cannot agree on the appointment of the third arbitrator within such time period, an arbitrator shall be appointed in accordance with the Arbitration Rules. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the Dispute submitted to such arbitration in accordance with this Agreement; provided, however, that the arbitrators shall not have the power to alter, amend or otherwise affect the terms or the provisions of this Agreement. Judgment upon any award rendered pursuant to this Section 12.2.1(b) may be entered by any court having competent jurisdiction. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, unless the arbitrators shall otherwise allocate such costs, expenses and fees between the Parties. The Parties agree that all arbitration awards shall be final and binding on the Parties and their Affiliates. The Parties hereby waive the right to contest the award in any court or other forum. Except to the extent necessary to confirm or enforce an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content or results of an arbitration without the prior written consent of both Parties.

(c) Notwithstanding anything in this Section 12.2.1 to the contrary, each Party shall have the right to apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other similar interim or equitable relief, as necessary to protect the rights or property of such Party, pending the selection of the arbitrators or pending the arbitrators’ determination of the merits of any Dispute. Nothing in the preceding sentence shall be interpreted as limiting the powers of the arbitrators with respect to any dispute subject to arbitration under this Agreement.

12.2.2 Binding Arbitration in Certain Specified Matters. This Section 12.2.2 shall only apply to the matters expressly identified in this Agreement as subject to resolution pursuant to this Section 12.2.2. Such matters shall be referred to binding arbitration by one (1) arbitrator. In such arbitration, the arbitrator shall be an independent expert (including in the area of the dispute) in the pharmaceutical or biotechnology industry mutually acceptable to the Parties. The Parties shall use their best efforts to mutually agree upon one (1) arbitrator; provided, however, that if the Parties have not done so within ten (10) days after initiation of arbitration hereunder, or such longer period of time as the Parties have agreed to in writing, then such arbitrator shall be an independent expert as described in the preceding sentence selected by the New York office of the ICC. Such arbitration shall be limited to casting the deciding vote (i.e., a single vote) with respect to all matters subject to this Section 12.2.2 then in dispute, and in connection therewith, each Party shall submit to the arbitrator in writing its position on and desired resolution of each such matter. Such submission shall be made within ten (10) days of the selection or appointment of the arbitrator, and the arbitrator shall rule on all such matters and cast the deciding vote (i.e., a single vote) within ten (10) days of receipt of the written submissions by both Parties. Except as provided in the preceding sentence, such arbitration shall be conducted in accordance with the then-current ICC Rules of Arbitration. The arbitrator’s vote shall be final and binding upon the Parties. The costs of any arbitration conducted pursuant to this Section 12.2.2 shall be borne equally by the Parties. The Parties shall use diligent efforts to

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cause the completion of any such arbitration within sixty (60) days following a request by any Party for such arbitration

12.3 Force Majeure. Nonperformance of any Party shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of the nonperforming Party.

12.4 No Implied Waivers; Rights Cumulative. No failure on the part of Array or ASLAN to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

12.5 Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute Array or ASLAN as partners in the legal sense. No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other Party or to bind any other Party to any contract, agreement or undertaking with any Third Party.

12.6 Subcontractors. Except as otherwise set forth in this Agreement, each Party may engage subcontractors to perform, under its direction, specific functions that are assigned to it hereunder or that it carries out in the exercise of its rights hereunder, in each case in accordance with this Section 12.6. Each Party shall be fully responsible under this Agreement for the performance hereof by its permitted subcontractors as if such Party so performed this Agreement itself.

12.7 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto:

ASLAN:	ASLAN Pharmaceuticals
83 Clemenceau Avenue #12-03 UE Square
Singapore, 239920
Attn: General Counsel
Telephone: +65 6222 4235
Telecopy: +65 6225 2419

With a copy to:	ASLAN Pharmaceuticals
83 Clemenceau Avenue #12-03 UE Square Singapore, 239920
Attn: Chief Business Officer
Telephone: +65 6222 4235
Telecopy: +65 6225 2419

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Array:	Array BioPharma Inc.
3200 Walnut Street.
Boulder, CO 80301
Attn: Chief Financial Officer
Telephone: (303) 381-6600
Telecopy: (303) 381-6697

with a copy to:	Array BioPharma Inc.
3200 Walnut Street
Boulder, CO 80301
Attn: General Counsel
Telephone: (303) 381-6600
Telecopy: (303) 386-1290

12.8 Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto; provided that, either Party may assign this Agreement without the other Party’s consent to an entity that acquires, directly or indirectly, control of such Party through a Change of Control transaction, provided that such entity agrees in writing to be bound by the terms and conditions of this Agreement. If any assignment would result in withholding or other similar taxes becoming due on payments from the assigning Party (or its assignee/transferee) to the other Party under this Agreement, the assigning Party (or its assignee/transferee) shall be responsible for all such taxes resulting from such assignment, and the amount of such taxes shall not be withheld or otherwise deducted from any amounts payable to other Party. No assignment and transfer shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

12.9 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by all Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by all Parties.

12.10 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. In the event a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the asserting Party, unless such assertion is eliminated and the effect of such assertion cured within such sixty (60)-day period. Any termination in accordance with the foregoing sentence shall be deemed a termination pursuant to Section 11.2.1 and the Party

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who made such assertion shall be deemed the breaching Party for purposes of applying Section 11.4.

12.11 Publicity Review. Neither Party shall originate any written publicity, news release or other announcement or statement relating to the announcement or terms of this Agreement (collectively, a “Written Disclosure”), without the prompt prior review and written approval of the other Party, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may make any public Written Disclosure it believes in good faith based upon the advice of counsel is required by applicable law, rule or regulation or any listing or trading agreement concerning its or its Affiliates’ publicly traded securities; provided, however, that such Written Disclosure shall minimize to the extent possible the financial information disclosed, and that prior to making such Written Disclosure, the disclosing Party shall provide to the other Party a copy of the materials proposed to be disclosed and provide the receiving Party with an opportunity to promptly review the Written Disclosure. Notwithstanding the foregoing, the Parties shall agree upon a press release to announce the execution of this Agreement substantially in the form attached as Exhibit C; thereafter, ASLAN and Array may each disclose to Third Parties the information contained in such press release (or in any other subsequent public announcement, press release or other public disclosure made in accordance with this Article 12) without the need for further approval by the other.

12.12 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

12.13 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

12.14 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of Array and ASLAN are subject to prior compliance with United States and foreign export regulations and such other United States and foreign laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions. Array and ASLAN shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

12.15 Entire Agreement. This Agreement together with the Exhibits hereto, constitute the entire agreement, both written or oral, with respect to the subject matter hereof, and supersede all prior or contemporaneous understandings or agreements, whether written or oral, between Array and ASLAN with respect to such subject matter, including the Original Agreement and that certain Confidentiality Agreement executed by the Parties effective on January 25, 2013, it being understood that all information exchanged between the Parties under such Confidentiality Agreement and the Original Agreement shall be deemed Confidential Information of the disclosing Party under Article 15 thereof.

[Remainder of this page intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered in duplicate originals as of the date first above written.

ARRAY BIOPHARMA INC.	ASLAN PHARMACEUTICALS PTE LTD

By:	/s/ Ron Squarer	By:	/s/ Carl Firth

Name:	Ron Squarer	Name:	Carl Firth
Title:	Chief Executive Officer	Title:	Chief Executive Officer

[Signature Page for License Agreement]

EXHIBIT A

VARLITINIB

[…***…]

***Confidential Treatment Requested

EXHIBIT B

VARLITINIB PATENTS & MULTI-USE PATENTS

Exhibit B-1: Varlitinib Patents

[…***…]

Exhibit B-2: Multi-use Patents

[…***…]

***Confidential Treatment Requested

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EXHIBIT C

PRESS RELEASE

PRESS RELEASE

ASLAN PHARMACEUTICALS ACQUIRES FULL GLOBAL COMMERCIAL RIGHTS FOR VARLITINIB FROM ARRAY BIOPHARMA

Singapore, January 3, 2018 – ASLAN Pharmaceuticals (ASLAN, 6497.TT), a biotech company focused on the development of immunotherapies and targeted agents for Asia prevalent tumour types, today announced that Array BioPharma Inc (Array) has granted ASLAN full global rights to develop, manufacture and commercialise varlitinib. The new licensing agreement replaces the prior licensing agreement signed in 2011 to develop and sublicense varlitinib, which did not grant commercial rights to ASLAN.

Dr Carl Firth, CEO of ASLAN Pharmaceuticals, said: “Acquiring full global commercial rights to varlitinib is a significant positive move for ASLAN. Varlitinib has demonstrated strong efficacy in the studies that we have conducted since signing the original licensing agreement with Array, in biliary tract, gastric, breast and colorectal cancer. Based on this data, we want to take the drug to market and commercialise it ourselves in certain geographies, which was not contemplated under the original agreement. The new agreement allows us to retain much more downstream value from our own commercial and future partnering activities.”

Under the terms of the original agreement signed on 12 July 2011, ASLAN was responsible for the development of varlitinib through to proof-of-concept and the identification of a partner to complete phase 3 development and commercialisation. Array was eligible to receive 50% of all varlitinib revenues, including proceeds from outlicensing agreements.

The terms of the new agreement grant ASLAN exclusive global rights to commercialise and sublicense varlitinib. ASLAN will make an upfront payment of US$12 million to Array on signature and a further payment of up to US$12 million within the next twelve months, together with up to US$30 million of development and US$75 million of commercial milestones, as well as tiered royalties up to a low double-digit percentage of net sales of varlitinib.

Ends

Media contact

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Chris Fang ASLAN Pharmaceuticals Tel: +886 2 2758 3333 E-mail: media@aslanpharma.com	Emma Thompson / Stephanie Tan Spurwing Communications Tel: +65 6340 7287 Email: ASLAN@spurwingcomms.com

About varlitinib (ASLAN001)

Varlitinib (ASLAN001) is a potent small molecule inhibitor of the HER-family of receptor tyrosine kinases (RTKs). The type I RTK family consists of four distinct but closely related receptors: epidermal growth factor receptor (EGFR, ErbB1, HER1), epidermal growth factor receptor 2 (HER2, ErbB2), epidermal growth factor receptor 3 (HER3, ErbB3), and epidermal growth factor receptor 4 (HER4, ErbB4). Varlitinib is a potent, reversible, small molecule inhibitor of EGFR, HER2 and HER4. In a large variety of cancers, the overexpression and/or constitutive activation of EGFR and HER2 are often observed and frequently correlate with poor clinical prognosis. Therefore, by inhibiting the activation of the HER receptors via varlitinib, effects such as shrinkage of the tumour and longer survival can be anticipated. Varlitinib is currently being studied in biliary tract, breast and gastric cancers. Varlitinib has been granted orphan drug status in the USA for cholangiocarcinoma and gastric cancer and was awarded orphan drug status for the treatment of advanced biliary tract cancer after first line systemic therapy by the Korean MFDS.

About ASLAN Pharmaceuticals

ASLAN Pharmaceuticals (6497.TT) is an oncology focused biotechnology company developing a portfolio of immunotherapies and targeted drugs, focusing on Asia prevalent tumour types. Led by a highly experienced management team with global pharmaceutical expertise, ASLAN is headquartered in Singapore with a platform that reaches across the region via its offices in Taiwan, China and Australia. The Company is developing 5 drugs addressing multiple indications including biliary tract cancer, gastric cancer and colorectal cancer, with the lead programme in pivotal studies. ASLAN’s partners include Array BioPharma, Bristol-Myers Squibb, Almirall and CSL. www.aslanpharma.com

Cautionary statement

All materials and information set out herein are for reference only and whilst we make every effort to ensure accuracy and completeness, we cannot guarantee this. We make no recommendation as to the competence or suitability of persons or entities referenced herein (if any). Nothing herein constitutes an invitation or offer to invest in or deal in the securities of ASLAN. Anyone considering investment in ASLAN should refer to the information officially published the Taiwan Stock Exchange Market Observation System (MOPS). All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are inherently unreliable, and you should not rely on them. Any such forward-looking statement will have been based on ASLAN’s expectations, assumptions, estimates and projections

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about future events on the date(s) made. Actual outcomes are subject to numerous risks and uncertainties, many of which relate to factors beyond ASLAN’s control, that could cause them to differ materially from those expressed in a forward-looking statement. ASLAN has no obligation to update or otherwise revise any forward-looking statements to reflect the occurrence of unanticipated events or for any other reason.